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EXHIBIT 18

*****                                                 INDIVIDUAL LOAN AGREEMENT
*****
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This Agreement dated as of February 3, 1997, is between ***** (the "Bank")
and Michael Steven Ovitz and Judy Lynn Ovitz, Trustees of the Michael Ovitz and Judy Ovitz Revocable Trust dated November 24, 1992 as amended and completely restated on September 27, 1998 (the "Borrower").

1.       LINE OF CREDIT AMOUNT AND TERMS

1.1      Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is *****.

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and March 1, 1998 (the "Expiration Date") unless the Borrower is in default.

1.3      Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in ***** as its Reference Rate. The Reference
         Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4      Repayment Terms.

(a) The Borrower will pay interest on March 1, 1997 and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the

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         end of the applicable interest period, which shall no later than ninety (90) days after the Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period and during the term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 14 days and no longer than one year.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7 LIBOR Rate. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 1.00 percentage point.

Designation of a LIBOR Rate portion is subject to the following requirements:

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(a)      The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                   LIBOR Rate = LONDON INTER-BANK OFFERED RATE

                   (1.00 - Reserve Percentage)
         Where,

         (i) "London inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 12:00 noon ***** time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Bank will be set, as specified above.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

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         (i)  the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of LIBOR Rate portion are not available in the London inter-bank market; or

         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.       DISBURSEMENTS, PAYMENTS AND COSTS

2.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

2.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

2.3      Telephone Authorization.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number ___________________________, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including the officers, employees, and agents)

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         from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

2.4      Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number ___________________________, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debt authorized by this Agreement, the debit will be reversed.

(e) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.50 percentage point higher than the rate of interest otherwise provided under this Agreement.

2.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in *****. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in ***** and dealing in offshore dollars. All payments and disbursements which would be due

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on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

2.6 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

2.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

2.8 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 1.00 percentage points. This may result in a compounding of interest.

2.9 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.00 percentage point higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

3.        CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

3.1 Guaranties. Guaranties signed by Michael S. Ovitz, Judy L. Ovitz and the Ovitz Family Limited Partnership, each in the amount of *****.

3.2 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and of any instrument or agreement required under this Agreement have been duly authorized.

3.3 Conditions to Each Advance. Before each extension of credit, including the first:

(a) A statement by the Borrower describing the purpose of the extension of credit, the projected source of repayment, and any other relevant information or projection the Bank may request.

3.4      Other Items.  Any other items that the Bank reasonably requires.

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4.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

4.1 Organization of Borrower. The Borrower is comprised of the trustee(s) of a trust duly formed and existing under the laws of the state where organized.

4.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

4.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

4.4 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4.5 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrower's financial statement dated as of October 31, 1996, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) and any trustor's financial condition.

(b)      in form and content required by the Bank.

(c)      in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower (or any guarantor) or any trustor.

4.6 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, its property or any of its business, which, if lost, would impair the Borrower's financial condition or that of the Borrower's business or would impair the Borrower's ability to repay the loan, except as have been disclosed in writing to the Bank.

4.7 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

4.8 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

4.9 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

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5.       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

5.1 Use of Proceeds - Ineligible Securities. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any letters of credit) for any of the following purposes:

(a) knowingly to purchase Ineligible Securities from ***** (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities; or

(b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger.

"Ineligible Securities" means securities which may be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended. The Arranger is a *****, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities.

5.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of each calendar year end, the Borrower's annual financial statements combined with the annual financial statements of Michael S. Ovitz and Judy L. Ovitz. These financial statements may be Borrower prepared.

(b) Copies of the Borrower's federal income tax return combined with the federal income tax returns of Michael S. Ovitz and Judy L. Ovitz (with all forms K-1 attached), within 15 days of filing, together with a statement of any contributions made by the Borrower to any subchapter S corporation or trust, and, if requested by the Bank, copies of any extensions of the filing date.

(c) The Ovitz Family Limited Partnership's federal income tax return, within 15 days of filing, and, if requested by the Bank, copies of any extensions of the filing date.

5.3      Net Worth.  To maintain net worth equal to at least *****.

"Net worth" means the gross fair market value of the Borrower's assets (excluding all intangibles, goodwill, patents, trademarks, copyrights, trade names, start-up costs, non-compete covenants, and other like intangibles) less total liabilities, excluding estimated taxes on asset appreciation and any reserves or offsets against assets.

5.4 Liquidity. With respect to the Borrower and the guarantors on an aggregate basis, to maintain unencumbered liquid assets equal to at least
*****.

"Liquid assets" means the following assets of the Borrower and guarantors:

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(a)      cash and certificates of deposit;

(b)      U.S. treasury bills and other obligations of the federal government;

(c) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission);

(d)      bankers' acceptances issued by financial institutions;

(e)      repurchase agreements covering U.S. government securities.

Within 30 days of each calendar quarter end, the Borrower and guarantor shall provide to the Bank copies of statements from depository institutions or brokerage firms, or other evidence acceptable to the Bank of the Borrower's and guarantor's liquid assets.

If more than 25% of the value of the Borrower's liquid assets is represented by margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the amount of credit provided to the Borrower.

5.5 Trusts. Not to transfer any of the Borrower's assets to a trust unless the trust is acceptable to the Bank in form and content, and the trustee guarantees payment of the Borrower's obligations under this Agreement prior to any such transfer.

5.6 Other Debts. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank), or become liable for the debts of others, without the Bank's written consent. This does not prohibit:

(a) Endorsing negotiable instruments received in the usual course of business.

5.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)      Deeds of trust and security agreements in favor of the Bank.

(b)      Liens for taxes not yet due.

5.8      Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over One Million Dollars ($1,000,000) against the Borrower (or any guarantor) or any trustor or any of the Borrower's property or business.

(b) any substantial dispute between the Borrower (or any guarantor) or any trustor and any government authority, or which may affect the Borrower's property or business.

(c)      any failure to comply with this Agreement.

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(d)      any material adverse change in the Borrower's (or any guarantor's) or any trustor's financial condition or operations.

(e)      any change in the Borrower's name or address.

5.9 Compliance with Laws. To comply with the laws, regulations, and orders of any government body with authority over the Borrower's business.

5.10 Cooperation. to take any action requested by the Bank to carry out the intent of this Agreement.

5.11 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of the fixed or capital assets.

6.       DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically become due immediately.

6.1 Failure to Pay. The Borrower falls to make a payment under this Agreement when due.

6.2 False Information. The Borrower has given the Bank false or misleading information or representations.

6.3      Death.  Any trustor of the Borrower dies.

6.4 Bankruptcy. The Borrower (or any guarantor) or any trustor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or any trustor, or the Borrower (or any guarantor) or any trustor makes a general assignment for the benefit of creditors.

6.5 Receivers; Termination. A receiver or similar official is appointed for the Borrower's (or any guarantor's) or any trustor's business, or the business is terminated; or any guarantor is liquidated or dissolved.

6.6 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor) or any trustor; or the Borrower (or any guarantor) or any trustor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

6.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) or any trustor's financial condition or ability to repay.

6.8 Material Adverse Change. A material adverse change occurs in the Borrower's (or any

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guarantor's) or any trustor's financial condition, properties or prospects, or ability to repay the loan.

6.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) or any trustor has obtained from anyone else or which the Borrower (or any guarantor) or any trustor has guaranteed.

6.10 Default under Related Documents. Any guaranty or other document required by this Agreement is violated or no longer in effect.

6.11 Other Bank Agreements. The Borrower (or any guarantor) or any trustor fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) or any trustor has with the Bank or any affiliate of the Bank.

6.12 Use of Proceeds. The Borrower does not utilize or invest the proceeds of any extension of credit made under this Agreement for the purposes described by the Borrower to the Bank.

6.13 Other Breach under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

6.14 Revocation or Termination. The Borrower is revoked or otherwise terminated or all or a substantial part of the Borrower's assets are distributed or otherwise disposed of.

7.       ENFORCING THIS AGREEMENT; MISCELLANEOUS

7.1 Financial Computations. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the Borrower's financial statements dated October 31, 1996, and shall specifically exclude any upward revaluation of assets (other than marketable securities) after that date, provided, however, that assets may be listed at market value on the condition that deferred income taxes on any unrealized gain are shown as a liability. The calculation of the Borrower's assets shall exclude goodwill and other intangibles.

7.2      California Law.  This Agreement is governed by California law.

7.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

7.4      Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

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         (i)     This Agreement (including any renewals, extensions or
                 modifications of this Agreement);

         (ii) Any document, Agreement or procedure related to or delivered in connection with this Agreement;

         (iii)   Any violation of this Agreement; or

         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

         (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

         (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

         (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

         (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)      This provision does not limit the right of the Borrower or the Bank to:

         (i)     exercise self-help remedies such as setoff;

         (ii) foreclose against or sell any real or personal property collateral; or

         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain;

                 (A)    an interim remedy; and/or

                 (B)    additional or supplementary remedies.

(i) the pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

7.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

7.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

7.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

7.8 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

7.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

7.10 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same Agreement.

This Agreement is executed as of the date stated at the top of the first page.

[logo]

*****


X __________________________
By:      *****
Title:   Vice President



X __________________________
         Michael Steven Ovitz, Trustee of the Michael Ovitz and Judy Ovitz Revocable Trust dated November 24, 1992 as amended and completely restated on September 27, 1995

 X ____________________________
         Judy Lynn Ovitz, Trustee of the Michael Ovitz and Judy Ovitz Revocable Trust dated November 24, 1992 as amended and completely restated on September 27, 1995

Address where notices to the Bank are to be sent:

*****
*****

Address where notices to the Borrower are to be sent:

C/O Michael Dreyer
355 South Grand Avenue, Suite 4150
Los Angeles, California  90071

-------------------------------------------------------------------------------

*****                                                    AMENDMENT TO DOCUMENTS
*****
-------------------------------------------------------------------------------

                  AMENDMENT NO. 1 TO INDIVIDUAL LOAN AGREEMENT

         This Amendment No. 1 (the "Amendment") dated as of May 30, 1997, is between ***** (the "Bank") and Michael Steven Ovitz and Judy Lynn Ovitz, Trustees of the Michael Ovitz and Judy Ovitz Revocable Trust dated November 24, 1992, as amended and completely restated on September 27, 1995 (the "Borrower").

                                    RECITALS

         A. The Bank and the Borrower entered into a certain Individual Loan Agreement dated as of February 3, 1997 (the "Agreement").

         B.   The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.       AMENDMENTS. The Agreement is hereby amended as follows:

2.1 In Paragraph 1.1(a) of the Agreement, the amount ***** is substituted for the amount *****.

2.2 Paragraph 5.4 of the Agreement is amended to read in its entirety as follows:

         "5.4 Liquidity. With respect to the Borrower and guarantors on an aggregate basis, to maintain unencumbered liquid assets ***** equal to at least ***** or 100% of the principal amount outstanding under this Agreement, whichever is greater; ******.

         "Liquid assets" means the following assets:

         (a)  cash and certificates of deposit;

         (b) U.S. treasury bills and other obligations of the federal government;

         (c) readily marketable securities (including commercial paper, excluding restricted stock and stock subject to the provision of Rule 144 of the Securities and Exchange Commission);

         (d)  bankers' acceptance issued by financial institutions;

         (e)  repurchase agreements covering U.S. government securities.

         Within 30 days of each quarter end, the Borrower shall provide to the Bank copies of statements from the depository institutions or brokerage firms, or other evidence acceptable to the Bank of the liquid assets required by this paragraph.

         If more than 25% of the value of the liquid assets covered by this paragraph are represented by margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the amount of credit provided to the Borrower."

3. CONDITIONS. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

3.1 Regulation U Statement of purpose, executed by the Borrower and the Bank.

3.2      Trust Authority Letter, executed by the Borrower.

3.3      Notice to Cosigner, executed by Michael S. Ovitz and Judy L. Ovitz.

3.4 Guarantees signed by Michael S. Ovitz and Judy L. Ovitz Family Limited Partnership, each in the amount of *****.

4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

         This Amendment is executed as of the date stated at the beginning of this Amendment.
*****
*****

X__________________________________         X__________________________________
 By: *****, Vice President                   By: Michael Steven Ovitz, trustee
                                                 of the Michael Ovitz and Judy
                                                 Ovitz Revocable Trust dated
                                                 November 24, 1992, as amended
                                                 and completely restated on
                                                 September 27, 1995


                                            X___________________________________
                                             By: Judy Lynn Ovitz, Trustee of
                                                 the Michael Ovitz and Judy
                                                 Ovitz Revocable Trust dated
                                                 November 24, 1992, as amended
                                                 and completely restated on
                                                 September 27, 1995

--------------------------------------------------------------------------------
*****                                                     AMENDMENT TO DOCUMENTS

--------------------------------------------------------------------------------

                  AMENDMENT NO. 2 TO INDIVIDUAL LOAN AGREEMENT

         This Amendment No. 2 (the "Amendment") dated as of March 24, 1998, is between ***** (the "Bank") and Michael Steven Ovitz and Judy Lynn Ovitz, Trustees of the Michael Ovitz and Judy Ovitz Revocable Trust dated November 24, 1992, as amended and completely restated on September 27, 1995 (the "Borrower").

                                    RECITALS

         A. The Bank and the Borrower entered into a certain Individual Loan Agreement dated as of February 3, 1997, as previously amended (the "Agreement").

         B. The Bank and the Borrower desire to further amend the Agreement.

                                    AGREEMENT

         1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

         2. AMENDMENTS. The Agreement is hereby amended as follows:

            2.1 In Paragraph 1.2 of the Agreement, the date "May 1, 2000" is substituted for the date "March 1, 1995."

            2.2 Subparagraph 2.3(b) of the Agreement is amended to read in its entirety as follows:

                  (b) Advances will be deposited in and repayments will be withdrawn from *****, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

            2.3 Subparagraph 2.4(a) of the Agreement is amended to read in its entirety as follows:

                  (a) The Borrower agrees that the Bank will debit *****, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day."

            2.4 Paragraph 7.5 of the Agreement is amended to read in its entirety as follows:

                  "7.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel."

         3. CONDITIONS. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

             3.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower, ***** and any guarantors of the Agreement and any instrument or agreement required under the Agreement have been duly authorized.

         4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

             This Amendment is executed as of the date stated at the beginning of this Amendment.

*****
*****

X___________________________________       X___________________________________
 By: *****, Vice President                  By:  Michael Steven Ovitz, trustee
                                                 of the Michael Ovitz and Judy
                                                 Ovitz Revocable Trust dated
                                                 November 24, 1992, as amended
                                                 and completely restated on
                                                 September 27, 1995


                                            X__________________________________
                                             By: Judy Lynn Ovitz, Trustee of
                                                 the Michael Ovitz and Judy
                                                 Ovitz Revocable Trust dated
                                                 November 24, 1992, as amended
                                                 and completely restated on
                                                 September 27, 1995

The undersigned acknowledges the provisions of Paragraphs 2.2 and 2.3 of this Amendment, and agrees that the account shown therein may be debited and credited as set forth therein. The undersigned is the owner of the account.

Dated:  March 24, 1998

*****

By: Ovitz Family Limited Partnership,        By: Michael Ovitz and Judy Ovitz
    Member                                       Revocable Trust, Member

    -----------------------------------      -----------------------------------
    Michael Steven Ovitz, Trustee of         Michael Steven Ovitz, Trustee of
    the Michael Ovitz and Judy Ovitz         the Michael Ovitz and Judy Ovitz
    Revocable Trust dated November 24,       Revocable Trust dated November 24,
    1992, as amended and completely          1992, as amended and completely
    restated on September 27, 1995,          restated on September 27, 1995
    General Partner


    -----------------------------------      -----------------------------------
    Judy Lynn Ovitz, Trustee of the          Judy Lynn Ovitz, Trustee of the
    Michael Ovitz and Judy Ovitz             Michael Ovitz and Judy Ovitz
    Revocable Trust dated November 24,       Revocable Trust dated November 24,
    1992, as amended and completely          1992, as amended and completely
    restated on September 27, 1995,          restated on September 27, 1995
    General Partner

--------------------------------------------------------------------------------
*****                                                     AMENDMENT TO DOCUMENTS

--------------------------------------------------------------------------------

                  AMENDMENT NO. 3 TO INDIVIDUAL LOAN AGREEMENT


     This Amendment No. 3 (the "Amendment") dated as of April 27, 1998, is between ***** (the "Bank") and Michael Steven Ovitz and Judy Lynn Ovitz, Trustee of the Michael Ovitz and Judy Ovitz Revocable Trust dated November 24, 1992, as amended and completely restated on September 27, 1995 (the "Borrower").


                                    RECITALS

         A. The Bank and the Borrower entered into a certain Individual Loan Agreement dated as of February 3, 1997, as previously amended (the "Agreement").

         B. The Bank and the Borrower desire to further amend the Agreement.

                                    AGREEMENT

         1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

         2. AMENDMENTS. The Agreement is hereby amended as follows:

            2.1 In Paragraph 1.1(a) of the Agreement, the amount ***** is substituted for the amount *****

         3. CONDITIONS. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

             3.1  This Amendment, duly executed by the Borrower and the Bank.

             3.2  A Trust Authority letter executed by the Borrower.

             3.3 A Form U-1 Purpose Statement executed by the Borrower and the Bank.

             3.4 Guaranties signed by Michael S. Ovitz and Judy L. Ovitz, and the Ovitz Family Limited Partnership, each in the amount of *****.

             3.5  A Notice to Co-Signer executed by Michael S. Ovitz and Judy
                  L. Ovitz.

         4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

             This Amendment is executed as of the date stated at the beginning of this Amendment.

*****

X___________________________________       X___________________________________
 By: *****, Vice President                  By:  Michael Steven Ovitz, Trustee
                                                 of the Michael Ovitz and Judy
                                                 Ovitz Revocable Trust dated
                                                 November 24, 1992, as amended
                                                 and completely restated on
                                                 September 27, 1995


                                            X__________________________________
                                             By: Judy Lynn Ovitz, Trustee of
                                                 the Michael Ovitz and Judy
                                                 Ovitz Revocable Trust dated
                                                 November 24, 1992, as amended
                                                 and completely restated on
                                                 September 27, 1995